As filed with the Securities and Exchange Commission on April 10, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Hemisphere Media Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4841	80-0885255
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Hemisphere Media Group, Inc.

2000 Ponce de Leon Boulevard

Suite 500

Coral Gables, FL 33134
(305) 421-6364

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Alan Sokol
Chief Executive Officer
2000 Ponce de Leon Boulevard

Suite 500

Coral Gables, FL 33134
(305) 421-6364

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Jeffrey D. Marell, Esq.

Tracey A. Zaccone, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Class A common stock, par value $0.0001	4,000,000	(1)	$10.23	(2)	$40,920,000	(2)	$5,581.49	(3)

(1)                                 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)                                 Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the high and low prices of Hemisphere Media Group, Inc.’s common stock reported by the Over-the-Counter Bulletin Board quotation system on April 5, 2013.

(3)                                 Calculated by multiplying the proposes maximum aggregate offering price by .00013640

EXPLANATORY NOTE

Hemisphere Media Group, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register 4,000,000 shares of its Class A common stock, par value $0.0001 per share, which we refer to as the Class A common stock, that are reserved for issuance in respect of awards to be granted, under the Hemisphere Media Group, Inc. 2013 Equity Incentive Plan, which we refer to as the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.         Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Hemisphere Media Group, Inc., 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134, Attention: Chief Executive Officer; Telephone number (305) 421-6364.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following document filed by the Registrant with the SEC is incorporated by reference in this Registration Statement:

1.              Our Registration Statement on Form S-4 (File No. 333-186210) under the Securities Act of 1933, as amended, originally filed with the Securities and Exchange Commission on January 25, 2013, as subsequently amended; and

2.              The description of the Class A common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 4, 2013, and any amendment or report filed for the purpose of updating any such description.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Exculpation and Indemnification

Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation limits the personal liability of a director to the Registrant and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

In addition, Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. The Registrant’s certificate of incorporation provides for indemnification of directors or officers of the Registrant for any liability incurred in their official capacity to the fullest extent permissible under the DGCL.

Indemnification Agreements

The Registrant may enter into indemnification agreements with its directors, officers and key employees which may, in certain cases, be broader than the specific indemnification provisions contained in its amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements may require the Registrant, among other things, to indemnify such officers, directors and key employees against certain liabilities that may arise by reason of their status or service as directors, officers or key employees of the Registrant or of another entity at the request of the Registrant and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Merger Agreement Provisions.

Under the terms of the Merger Agreement, the parties have agreed that all rights of indemnification to Azteca’s, WAPA’s and Cinelatino’s current and former directors, officers, managers and members, and any person who assumes such position prior to the effective date, provided by Azteca, WAPA or Cinelatino, as applicable, in their respective organizational documents or indemnification contracts will survive the mergers and continue in full force and effect and will be assumed and performed by the Registrant and the surviving entities after consummation of the mergers. In addition, the Merger Agreement requires that the Registrant maintain either (i) “tail” insurance policies purchased by Azteca, WAPA and Cinelatino with a claims period of no more than six years from the effective time of the mergers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels no less favorable than Azteca’s, WAPA’s and Cinelatino’s existing policies, or (ii) maintain Azteca’s, WAPA’s and Cinelatino’s current directors’ and officers’ liability insurance policies for a period of six years from the effective time of the mergers or obtain substitute policies, in each case that provides coverage for events occurring on or before the effective time of mergers. The terms of the insurance policies will be no less favorable than Azteca’s, WAPA’s and Cinelatino’s respective existing policies, unless the annual premiums of the policies would exceed 200% of the current policies’ premiums as of the date of the Merger Agreement, in which case the coverage will be the greatest amount of coverage available for a premium amount not exceeding 200% of such current premiums.

Item 7.         Exemption From Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The Registrant herewith files the exhibits identified below.

Exhibit No.	Description of Exhibit
3.1

Amended and Restated Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated by reference from Exhibit 3.3 to Amendment No. 2 to Hemisphere Media Group, Inc.’s Registration Statement on Form S-4 filed on January 25, 2013).

3.2

Amended and Restated Bylaws of Hemisphere Media Group, Inc. (incorporated by reference from Exhibit 3.4 to Amendment No. 2 to Hemisphere Media Group, Inc.’s Registration Statement on Form S-4 filed on January 25, 2013).

4.1*	Hemisphere Media Group, Inc. 2013 Equity Incentive Plan.
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, LLP with respect to the legality of the common stock registered hereby.
23.1*	Consent of Rothstein Kass, independent accountants for Azteca Acquisition Corporation.
23.2*	Consent of McGladrey LLP, independent accountants for InterMedia Español Holdings, LLC.
23.3*	Consent of McGladrey LLP, independent accountants for Cine Latino, Inc.
24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*                                         Filed herewith.

Item 9.         Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on April 10, 2013.

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ ALAN J. SOKOL
Alan J. Sokol
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitute and appoint Alan J. Sokol and Craig D. Fischer their true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any registration statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of April 10, 2013 by the following persons in the capacities indicated.

Name	Title

/s/ ALAN J. SOKOL	Chief Executive Officer (Principal Executive Officer), President and Director
Alan J. Sokol

/s/ PETER M. KERN	Chairman of the Board and Director
Peter M. Kern

/s/ CRAIG D. FISCHER	Chief Financial Officer (Principal Financial or Chief Accounting Officer
Craig D. Fischer

/s/ GABRIEL BRENER	Director
Gabriel Brener

/s/ JOHN ENGELMAN	Director
John Engelman

/s/ LEO HINDERY, JR.	Director
Leo Hindery, Jr.

/s/ JAMES M. MCNAMARA	Director
James M. McNamara

/s/ ERIC C. NEUMAN	Director
Eric C. Neuman

/s/ VINCENT L. SADUSKY	Director
Vincent L. Sadusky

/s/ ERNESTO VARGAS GUAJARDO	Director
Ernesto Vargas Guajardo

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1

Amended and Restated Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated by reference from Exhibit 3.3 to Amendment No. 2 to Hemisphere Media Group, Inc.’s Registration Statement on Form S-4 filed on January 25, 2013).

3.2

Amended and Restated Bylaws of Hemisphere Media Group, Inc. (incorporated by reference from Exhibit 3.4 to Amendment No. 2 to Hemisphere Media Group, Inc.’s Registration Statement on Form S-4 filed on January 25, 2013).

4.1*	Hemisphere Media Group, Inc. 2013 Equity Incentive Plan.
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, LLP with respect to the legality of the common stock registered hereby.
23.1*	Consent of Rothstein Kass, independent accountants for Azteca Acquisition Corporation.
23.2*	Consent of McGladrey LLP, independent accountants for InterMedia Español Holdings, LLC.
23.3*	Consent of McGladrey LLP, independent accountants for Cine Latino, Inc.
24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*              Filed herewith.